Exhibit 4.2

Disclosure on stock option plans granted before September 1, 2007

September 2007

Fiat S.p.A. – Registered Office in Turin, via Nizza 250

Paid-in capital 6,377,262,975 euros

Entered in the Turin Company Register

Fiscal Code 00469580013

Foreword and Definitions

This disclosure was prepared pursuant to Consob Resolution 15915 of May 3, 2007 and contains information on the share-based payment plans resolved and granted by Fiat S.p.A. in favour of Company executives and employees.

As this document refers to the first application of the disclosure obligations mandated by Article 114 bis of Legislative Decree no. 58 of February 24, 1998 as implemented by Article 84 bis of the Issuer Regulation, it summarises the principal characteristics of all currently existing share-based payment plans.

There are currently nine stock option plans resolved by Fiat S.p.A. between 2000 and 2007 whereby the beneficiaries are entitled to the purchase of ordinary Fiat shares. One of these plans is made available exclusively to the Chief Executive Officer of Fiat S.p.A., one is made available jointly to the Chief Executive Officer and managers of the Group, three are made available exclusively to the former Chairman of Fiat S.p.A., Mr. Paolo Fresco, and another four plans are made available to Group managers.

Furthermore, certain subsidiaries approved stock option plans that grant the right to purchase ordinary shares of those subsidiaries. Certain subsidiaries approved, when they were not under control of the Fiat Group, cash-settled share-based payment plans defined “Stock Appreciation Rights” (SAR). These plans are not described since they are not relevant for the purposes of the regulation which mandates this document. However, a thorough disclosure of those plans together with the information contained in this document is included in the Notes to the Consolidated Financial Statements at December 31, 2006.

In this document, the Consolidated Law on Financial Intermediation means the Legislative Decree no. 58 of February 24, 1998, as amended, and the Issuer Regulation means the Consob Regulation 11971 of May 14, 1999 - Implementing the Provisions on Issuers, as amended. Relevant Executives are those executives who, as of September 1 2007, have regular access to inside information and are authorized to take management decisions that can influence the development and prospects of the issuer, as defined in Article 152 sexies, paragraph 1, letter c)-c.2 of the Issuer Regulation.

Recipients

The Chief Executive Officer of Fiat S.p.A. Mr. Sergio Marchionne is the recipient of two stock option plans resolved by the Board of Directors on July 26, 2004 and November 3, 2006, respectively. The latter plan was approved by the Stockholders Meeting of April 5, 2007 pursuant to Article 114 bis of the Consolidated Law on Financial Intermediation.

Mr. Paolo Fresco, Chairman of the Fiat S.p.A. Board of Directors until February 28, 2003, is the recipient of three stock option plans resolved by the Board of Directors on July 25, 2000, March 29, 2001 and May 14, 2002, respectively.

There are no other stock option plans whose beneficiaries are or were members of the Board of Directors, and there are no plans whose beneficiaries were directors of the controlling companies.

Almost all directors of the subsidiaries are managers of the Group and such managers are frequently the beneficiaries of stock option plans by virtue of their status as executives but never because they are directors of such subsidiaries.

Since these are not stock option plans granted to the directors of subsidiaries by virtue of their being directors of such subsidiaries, it was decided to disclose the relevant information consistently with the granting procedures applied by each plan, i.e. by considering the beneficiaries as managers and not as directors of the subsidiaries. In accordance with the regulations a further distinction was made by specifically indicating the category of Relevant Executives.

Relevant Executives are members of the Group Executive Council and other executives in charge of an organisational function that reports directly to the Chief Executive Officer of Fiat S.p.A., for a total of twenty executives.

Executives of Group companies that were qualified as “Direttore” at the time of the option grant, including Relevant Executives, or that have been included in the Management Development Program for high-potential managers, are the recipients of four stock option plans approved by the Board of Directors on February 18 2000, February 27 2001, October 31 2001, and September 12

2002, respectively. As of September 1 2007, this class of beneficiaries consisted of 359 executives.

The recipients of the plan resolved by the Board of Directors on November 3, 2006 and approved by the Stockholders Meeting on April 5, 2007 pursuant to Article 114 bis of Legislative Decree no. 58 of February 24, 1998, are the Chief Executive Officer of Fiat S.p.A., and 305 Group employees, including Relevant Executives, who have a significant impact on business results.

Reasons for the Adoption of the Stock Option Plans

The stock option plans were adopted in view of further strengthening the involvement of the persons who hold key positions in pursuing objectives relating to the Company’s and Group’s operating performance. In the long term, these plans give these individuals an economic incentive linked to improvements in the value of the Company for stockholders. Their involvement is further strengthened when, as in the case of the 2004 plan and, partially, the 2006 plan, vesting of the options is subject to the achievement of specific profitability targets in the reference period.

At the same time, the motivation of management through the granting of financial instruments reflecting the Company’s market value contributes to develop confidence in the Company’s growth, by aligning the interests of management with those of stockholders and promoting management’s identification with the Group, with significant effects in terms of retention.

The recipients were identified by considering the impact of each role on business objectives, while the number of options to be granted was determined according to individual leadership qualities.

Approval Process and Grant Effective Dates of Financial Instruments

The stock option plans were resolved by the Board of Directors, pursuant to laws and regulations applicable from time to time. The November 3, 2006 plan was resolved by the Board of Directors, subject to approval by the Stockholders Meeting pursuant to Article 114 bis of the Consolidated Law on Financial Intermediation, which was granted on April 5, 2007. The Board of Directors made the grants directly when the recipients of the stock option plan were directors, while the Chief Executive Officer chose and subsequently granted the stock options to managers in accordance with a delegation of authority from the Board of Directors. The plans are managed by Fiat S.p.A.

With the exception of the 2006 Plan, in which 10 million stock options refer to shares resulting from a capital increase that may be subscribed exclusively by employees of the Company and/or its subsidiaries within a limit of 1% of the capital stock, the Fiat ordinary shares used to service the plans are represented by treasury stock.

All current plans were proposed by the Nominating and Compensation Committee, now the Compensation Committee, meeting on the same day as the Board of Directors meeting or a few days before. The plans were then resolved by the Board, with the abstention of any director involved, and grants were effective as of the date of the resolution.

Main terms and conditions of the Granted Instruments

The stock option plans approved by Fiat S.p.A. provide its recipients, whether they be members of the Board of Directors or Group managers, with the right to purchase one Fiat ordinary share for each exercised option at a fixed price (strike price). The transaction is settled through physical delivery of the shares. These rights are exercisable over a limited period of time from the vesting date to the expiry date of the plan.

With regard to all plans, the exercise price of the options was determined on the basis of the average stock market price for the month preceding the option grant and it can vary as a result of transactions affecting the Company’s capital stock through the use of the adjustment factor determined by the Aiaf. The price must be paid in cash upon the purchase of the underlying shares.

The following table illustrates the highlights of the plans issued between 2000 and 2002:

Plan	Recipients	Grant date	Expiry date	Strike price (euros)	No. of options originally granted	Vesting date	Vesting portion
Stock Option 2000	Managers	February 18, 2000	February 18, 2008	28.122	5,158,000	February 18, 2001	25%
						February 18, 2002	25%
						February 18, 2003	25%
						February 18, 2004	25%
Stock Option	B.o.D.	July 25, 2000	July 25, 2008	25.459	250,000
July 2000	Chairman					July 25, 2001	50%
	Mr. Fresco					May 14, 2002	50%
Stock Option	Managers	February 27, 2001	February 27, 2009	24.853	785,000	February 27, 2002	25%
February 2001						February 27, 2003	25%
						February 27, 2004	25%
						February 27, 2005	25%
Stock Option	B.o.D.	March 29, 2001	October 30, 2008	23.708	1,000,000	July 1, 2002	100%
March 2001	Chairman
	Mr. Fresco
Stock Option	Managers	October 31, 2001	October 31, 2009	16.526	5,417,500	October 31, 2002	25%
October 2001						October 31, 2003	25%
						October 31, 2004	25%
						October 31, 2005	25%
Stock Option	B.o.D.	May 14, 2002	January 1, 2010	12.699	1,000,000	January 1, 2005	100%
May 2002	Chairman
	Mr. Fresco
Stock Option	Managers	September 12,	September 12, 2010	10.397	6,100,000	September 12, 2003	25%
September 2002		2002				September 12, 2004	25%
						September 12, 2005	25%
						September 12, 2006	25%

Exercise of the options relating to these plans is not subject to specific conditions.

Regulations of plans with Group managers as recipients share the following common features:

•	Options are granted to individual managers on the basis of objective parameters that take into account the level of responsibility assigned to each person and his performance;

•	If employment is terminated or an employee’s relationship with the Group is severed as a result of the disposal of the employing company, options that have not yet vested become null and void. Conversely, vested options may be exercised within 30 days from the date of termination;

•	Consistently with Italian tax regulations on the issue, the options are exercisable starting three years after they are granted and for the following five years; each plan envisages that the granted options can be exercised on a staggered basis, as indicated in the applicable tables.

On July 26, 2004, the Board of Directors granted to Sergio Marchionne, as a part of his compensation as Chief Executive Officer, options for the purchase of 10,670,000 Fiat S.p.A. ordinary shares at the price of 6.583 euros, exercisable from June 1, 2008 to January 1, 2011. In each of the first three years following the grant date, Mr. Marchionne accrues the right to purchase, from June 1, 2008, an annual maximum of 2,370,000 shares. From June 1, 2008, he will have the right to exercise, effective at that date, the residual portion of the options on 3,560,000 shares. Vesting of the last portion of stock options is subject to the achievement of certain pre-determined profitability targets in the reference period.

Contractual terms of the plan are as follows:

Plan	Recipient	Expiry date	Strike price (euros)	No. of options granted	Vesting date	Vesting portion
Stock Option	Chief Executive Officer	January 1, 2011	6.583	10,670,000	June 1, 2005	22.2%
July 2004					June 1, 2006	22.2%
					June 1, 2007	22.2%
					June 1, 2008	33.4%*NM	C

On November 3, 2006 the Fiat S.p.A. Board of Directors resolved an eight-year stock option plan, approved by the Stockholders Meeting on April 5, 2007, which provides certain managers of the Group and the Fiat S.p.A. Chief Executive Officer with the right to purchase a determined number of Fiat S.p.A. ordinary shares at the fixed price of 13.37 euros per share. In particular, the 10,000,000 options granted to employees and the 5,000,000 options granted to Mr. Marchionne have a vesting period of four years, with a quarter of the number vesting each year, are subject to achieving certain pre-determined profitability targets in the reference period and may be exercised from the date on which the 2010 financial statements are approved. The remaining 5,000,000 options granted to the Chief Executive Officer of Fiat S.p.A. also have a vesting period of four years with a quarter of the number vesting each year, and may be exercised from November 2010.

Furthermore the exercise of the options is conditioned upon specific obligations regarding the duration of the employment relationship or the continuation of the mandate. The contractual terms of the 2006 plan are as follows:

Plan	Recipient	Expiry date	Strike price (euros)	No. of options granted	Vesting date	Vesting portion
Stock Option	Chief Executive Officer	November 3, 2014	13.37	5,000,000	November 2007	25%
November 2006					November 2008	25%
					November 2009	25%
					November 2010	25%
Stock Option	Chief Executive Officer	November 3, 2014	13.37	5,000,000	Spring 2008 (*)	25%*NM	C
November 2006					Spring 2009 (*)	25%*NM	C
					Spring 2010 (*)	25%*NM	C
					Spring 2011 (*)	25%*NM	C
Stock Option	Managers	November 3, 2014	13.37	10,000,000	Spring 2008 (*)	25%*NM	C
November 2006					Spring 2009 (*)	25%*NM	C
					Spring 2010 (*)	25%*NM	C
					Spring 2011 (*)	25%*NM	C

(*)	On approval of the prior year’s Financial Statements.

The following table shows the expected costs at the date on which each of the plans is granted, as expressed by the fair value of each option.

Fair value at the grant date (euros)
Plan February 2000	12.76
Plan July 2000	10.05
Plan February 2001	7.39
Plan March 2001	4.88
Plan October 2001	4.98
Plan May 2002	3.72
Plan September 2002	4.40
Plan July 2004	2.44
Plan November 2006	3.99

Possible dilutive effects on the capital stock may derive solely from the portion granted to employees under the plan resolved by the Board of Directors on November 3, 2006, which involved a resolution approving a capital increase to service the plan for a maximum of 10 million ordinary shares, or 0.78% of the capital stock and 0.92% of ordinary shares. The subscription of such capital increase is conditioned upon the satisfaction of the terms and conditions of the plan. Since the other existing plans are served by treasury stock, they will have no dilution effects.

Enclosed is the table prepared pursuant to Schedule 7 of Annex 3A of the Issuer Regulation describing the options still in force for each plan.

SHARE-BASED PAYMENT PLANS

Table 1 of schedule 7, Annex 3A of Regulation no. 11971/1999

Date: 9/1/2007

		BOX 2
Name or class	Title	Options (option grant)
	(to be indicated only for	Section 1
(1)	the persons listed by	Options granted under current plans that were approved on the basis of previous resolutions
	name)	(8)
		Date of Stockholders Meeting Resolution	Description of instrument (13)	Number of financial instruments underlying the options granted but not exercisable (10) (12)	Number of financial instruments underlying the options exercisable but not exercised (10)	Date of grant by the authorised body board of directors (11)	Exercise price	Market price of underlying financial instruments at the grant date Source: Borsa Italiana	Expiration date
(2)
Sergio Marchionne	Chief Executive Officer Fiat S.p.A.	April 5, 2007	options on ordinary Fiat shares with physical delivery	5,000,000	—	November 3, 2006	13.37	14.349	November 3, 2014
		April 5, 2007	options on ordinary Fiat shares with physical delivery	5,000,000	—	November 3, 2006	13.37	14.349	November 3, 2014
		—	options on ordinary Fiat shares with physical delivery	10,670,000	—	July 26, 2004	6.583	6.441	January 1, 2011
Paolo Fresco	Former Chairman Fiat S.p.A.	—	options on ordinary Fiat shares with physical delivery	—	500,000	May 14, 2002	12.699	12.3512	January 1, 2010
—		—	options on ordinary Fiat shares with physical delivery	—	1,000,000	March 29, 2001	23.708	22.4254	October 30, 2008
—		—	options on ordinary Fiat shares with physical delivery	—	250,000	July 25, 2000	25.459	26.3477	July 25, 2008
Notes:

(5) Relevant Executives	April 5, 2007	options on ordinary Fiat shares with physical delivery	1,000,000	—	November 3, 2006	13.37	14.349	November 3, 2014
	—	options on ordinary Fiat shares with physical delivery	—	193,000	September 12, 2002	10.397	10.6481	September 12, 2010
	—	options on ordinary Fiat shares with physical delivery	—	114,000	October 31, 2001	16.526	16.7822	October 31, 2009
	—	options on ordinary Fiat shares with physical delivery	—	50,000	February 27, 2001	24.853	24.9688	February 27, 2009
	—	options on ordinary Fiat shares with physical delivery	—	139,000	February 18, 2000	28.122	30.7452	February 18, 2008
Notes:
(7) Executives	April 5, 2007	options on ordinary Fiat shares with physical delivery	9,000,000	—	November 3, 2006	13.37	14.349	November 3, 2014
	—	options on ordinary Fiat shares with physical delivery	—	1,090,500	September 12, 2002	10.397	10.6481	September 12, 2010
	—	options on ordinary Fiat shares with physical delivery	—	1,335,000	October 31, 2001	16.526	16.7822	October 31, 2009
	—	options on ordinary Fiat shares with physical delivery	—	—	February 27, 2001	24.853	24.9688	February 27, 2009
	—	options on ordinary Fiat shares with physical delivery	—	912,500	February 18, 2000	28.122	30.7452	February 18, 2008
Notes: